Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BETWEEN

CATALYST DEVELOPMENT II, LP
AS SELLER

AND

CNW2, INC.
AS PURCHASER

DATED APRIL 6, 2005
TABLE OF CONTENTS

i

LIST OF DEFINED TERMS

Page

Error! No index entries found.

PURCHASE AND SALE AGREEMENT

8121 Bee Cave Road, Travis County, Texas

     THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS:

     A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

     B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

Section 1.1.	Certain Basic Terms.	The following defined terms shall have the meanings set forth below:

1.1.1.	Seller:	Catalyst Development II, L.P., a Texas limited partnership

1.1.2.	Purchaser:	CNW2, Inc., a Texas corporation, or assigns

1.1.3.	Purchase Price:	$2,100,000.00

1.1.4.	Earnest Money:	$50,000.00, including interest thereon, to be deposited in accordance with Section 3.1 below, plus interest thereon, pursuant to Section 3.1.

1.1.5.	Title Company:	Independence Title Company 8834 N. Capital of Texas Hwy Suite 100 Austin, Texas 78759 Phone: 512-343-0592 Fax: 512-343-2089 gheavilin@independencetc.com

1.1.6.	Escrow Agent:	Gay Heavilin

1.1.7.	Broker:	Lincoln Property Company

1.1.8.	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9.	Closing Date:	The date which is thirty (30) days after the Effective Date, but in any event not later than May 10, 2005

Section 1.2.	Closing Costs:	Closing costs shall he allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Seller
Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges
Purchaser
Costs of any revisions, modifications or recertifications to the existing Survey	Purchaser
Costs for UCC Searches	Seller
Recording Fees in connection with the sale of the Property	Seller
Recording Fees in connection with any financing arrangements made by Purchaser with respect to the Property	Purchaser
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, or other similar taxes, fees or assessments arising in connection with the sale of the Property	Seller
Any documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments arising in connection with any financing arrangements made by Purchaser with respect to the Property
Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Seller 1/2
Real Estate Sales Commission to Broker	Seller

Section 1.3.	Notice Addresses:

Purchaser:	Copy to:
CNW2, INC. 2207 Lake Austin Blvd. Austin, Texas 78703 Attention: Clark Wilson Telephone: (512) 477-0425 Facsimile: (512) 481-9922 E-mail:	A. Rick Hightower 3006 Bee Cave Road, Suite D-200 Austin, Texas 78746 Telephone: (512) 480-8882 Facsimile: (512) 480-8963 E-mail: Rick@arhtexas.com

Seller:	Copy to:
Catalyst DEVELOPMENT II, L.P. 8121 Bee Cave Road, Suite 105 Austin, Texas 78746 Attention: Trish Kunz Telephone: (512) 439-6953 Facsimile: (512) 439-6970 E-mail: tmartin@convergenceenterprises.com	Munsch Hardt Kopf & Harr, P.C. 600 Congress Avenue, Suite 2900 Austin, Texas 78701 Attention: M’Lou Patton Bell Telephone: (512) 391-6110 Facsimile: (512) 391-6149 E-mail: mbell@munsch.com

ARTICLE 2
PROPERTY

     Section 2.1. Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

     2.1.1. Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (a) all improvements located thereon, including an office building containing approximately 11,343 square feet of gross building area, but expressly excluding any unattached or unaffixed improvements and structures owned by any tenant (“Improvements”), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

     2.1.2. Leases. All of Seller’s right, title and interest in all leases of the Real Property (other than License Agreements) (the “Leases”).

     2.1.3. Tangible Personal Property. All of Seller’s right, title and interest in the building equipment, machinery and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any (a) items of office equipment and furniture owned by Seller, (b) personal property owned or leased by Seller’s property manager or tenants at or on the Real Property, and (c) items of personal property by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

     2.1.4. Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests in the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts” (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller) (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) telephone exchange numbers, (b) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (c) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (d) any trade name, mark or other identifying material that includes the name (i) “nFusion” or any derivative thereof or (ii) “Convergence” or any derivative thereof.

     2.1.5. License Agreements. All of Seller’s right, title and interest, without warranty, in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

ARTICLE 3
EARNEST MONEY

     Section 3.1. Deposit and Investment of Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

     Section 3.2. Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

     Section 3.3. Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time period required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

     Section 3.4. Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. In the event of a termination of this Agreement by either Seller or Purchaser for any reason, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’

fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4
DUE DILIGENCE

     Section 4.1. Due Diligence Materials Previously Delivered. Prior to the Effective Date, Seller has delivered to Purchaser the following (the “Property Information”):

     4.1.1. Rent Roll. A current rent roll (“Rent Roll”) for the Property;

     4.1.2. Financial Information. Copy of operating statements and a summary of capital expenditures pertaining to the Property for the 12 months preceding the Effective Date or such lesser period as Seller has owned the Property (“Operating Statements”);

     4.1.3. Environmental Reports. Copy of any environmental reports or site assessments related to the Property prepared for the benefit of Seller;

     4.1.4. Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period;

     4.1.5. Title and Survey. Copy of Seller’s most current title insurance information and survey of the Property;

     4.1.6. Service Contracts. A list, together with copies, of Service Contracts;

     4.1.7. Personal Property. A list of Tangible Personal Property; and

     4.1.8. License Agreements. A list, together with copies, of any License Agreements.

     4.1.9. Lease. A copy of the lease between Seller and nFusion, LLC, revised to reflect a termination date of December 31, 2005 (the “nFusion Lease”).

     Except for the Rent Roll contemplated in Section 4.1.1 Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession or control of Seller or its property management company.

     Section 4.2. Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession or control, Seller has made, and will continue to make, available to Purchaser for Purchaser’s review the following items and information (the “Additional Property Information”), and Purchaser at its expense shall have the right to make copies of same:

     4.2.1. Plans and Specifications. Building plans and specifications relating to the Property; and

     4.2.2. Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.

     Section 4.3. Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller two (2) full business days’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least two (2) full business days in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two (2) full business days in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

     Section 4.4. Due Diligence/Termination Right. For a period of twenty (20) days after the Effective Date, Purchaser shall have the opportunity to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and this transaction, and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property and this transaction is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. In the event Purchaser determines for any reason that the Property is not suitable for Purchaser’s intended use, Purchaser may terminate this Agreement by delivering notice of termination to Seller prior to the expiration of such twenty (20) day period, along with a copy of any Reports (as defined below) not previously provided to Seller, and this Agreement shall terminate. In such event, except for obligations of Purchaser which accrued prior to the effective date, Seller shall return the Earnest Money Deposit, exclusive of the Independent Consideration, to Purchaser and the parties shall have no further obligations hereunder. Time is of the essence with respect to the foregoing provision.

     Section 4.5. Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide to Seller, immediately following receipt of same by Purchaser, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

     Section 4.6. Service Contracts. On or prior to the Closing Date, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.6, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

     Section 4.7. Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents have been delivered to and received by Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Prior to Closing, Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two (2) business days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Prior to Closing or in the event this Agreement is terminated prior to Closing, Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

     Section 4.8. No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

     Section 4.9. Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during Purchaser’s inspection or evaluation of the Property concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.

     Section 4.10. Purchaser’s Agreement to Indemnify. PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LIENS, CLAIMS, CAUSES OF ACTION, DAMAGES, LIABILITIES AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OUT OF PURCHASER’S INSPECTIONS OR TESTS PERMITTED UNDER THIS AGREEMENT OR ANY VIOLATION OF THE PROVISIONS OF SECTION 4.3, SECTION 4.7, AND SECTION 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any preexisting liability of Seller. PURCHASER ALSO HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD ANY TENANT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DAMAGES, LIABILITIES AND EXPENSES WHICH SUCH TENANT MAY SUFFER OR INCUR DUE TO PURCHASER’S BREACH OF ITS OBLIGATION UNDER SECTION 4.7 ABOVE TO MAINTAIN THE CONFIDENTIAL NATURE OF ANY PROPERTY DOCUMENTS OR OTHER INFORMATION RELATIVE TO SUCH TENANT. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

     Section 4.11. Environmental Studies; Seller’s Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, immediately following the receipt of same by Purchaser, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.10 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. In the event that such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Property Documents and that is material (meaning that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller’s environmental consultants, exceeds $5,000.00), then Seller may terminate this Agreement by giving written notice to Purchaser within ten (10) business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the Earnest Money shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof.

ARTICLE 5
TITLE AND SURVEY

     Section 5.1. Title Commitment. Within five (5) days after the Effective Date, Seller will cause to be prepared and delivered to Purchaser: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, on a Texas T-1 Form commitment, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property (the “Title Exception Documents”).

     Section 5.2. New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

     Section 5.3. Title Review. Prior to the Effective Date, Seller provided its existing Survey to Purchaser. Purchaser shall have ten days after receipt of the Title Commitment to make any objections to the matters shown thereon. Seller shall have no obligation to cure any matters reflected in the Title Commitment or on such Survey except financing liens of an ascertainable amount created by, under or through Seller (the “Obligated Liens”), which Obligated Liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such Obligated Liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). If, after the Effective Date, the Title Commitment or the Survey are revised to include any additional material adverse exceptions or reflect additional new material adverse matters thereon first arising after the Effective Date and that were not reflected, disclosed or referenced in the Title Commitment, Title Exception Documents or Survey initially delivered to Purchaser as stated herein (the “New Title/Survey Matters”), then as of the date of delivery of such revised Title Commitment or Survey, as applicable, Purchaser shall have a period of three (3) business days in which to deliver to Seller in writing such objections as Purchaser may have to the New Title/Survey Matters. Seller shall have no obligation to cure any such New Title/Survey Matters except any of same that constitute Obligated Liens. The term “Permitted Exceptions” shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of Closing and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of Closing (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); real estate taxes not yet due and payable; rights of tenants under the Leases; rights of tenants or licensees under License Agreements; and any licensees under any Service Contracts not terminated as of Closing.

     Section 5.4. Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the tight to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6
OPERATIONS AND RISK OF LOSS

     Section 6.1. Ongoing Operations. From the Effective Date through Closing:

     6.1.1. Leases, Service Contracts and License Agreements. Seller will perform its material obligations under the Leases, Service Contracts and License Agreements.

     6.1.2. New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

     6.1.3. Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

     6.1.4. Leasing; License Agreements. Seller will not amend or terminate any existing Lease (except as required herein) or License Agreement or enter into any new Lease or new License Agreement without providing Purchaser (a) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (b) Seller’s request for Purchaser’s approval. Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within three (3) business days after Purchaser’s receipt of the items in (a) and (b) above. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement.

     Section 6.2. Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

     6.2.1. Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). If Seller fails to maintain prior to Closing property insurance covering the Property to a level that is materially similar to that maintained by Seller as of the Effective Date and, because of such failure, there are insufficient insurance proceeds to cover the reasonable cost of repairs caused by such casualty (determined as provided below), then Seller shall credit Purchaser such shortfall in insurance proceeds at Closing. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $50,000.00 to repair.

     6.2.2. Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to thirty (30) days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

     Section 6.3. Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten (10) day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7
CLOSING

     Section 7.1. Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser) through Purchaser’s attorney as closing agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

     Section 7.2. Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

     7.2.1. Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

     7.2.2. Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing;

     7.2.3. Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement;

     So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

     Section 7.3. Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

     7.3.1. Deed. A special warranty deed in the form of Exhibit B hereto (or other limited warranty deed, as Seller’s local counsel or Title Company shall advise, warranting title only against any party claiming by, through or under Seller) in form acceptable for recordation under the law of the state where the Property is located and restating the provisions of Article 11 hereof and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

     7.3.2. Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable (including, without limitation, all of Seller’s right, title and interest under the nFusion Lease);

     7.3.3. Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

     7.3.4. FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

     7.3.5. Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and

     7.3.6. Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

     Section 7.4. Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

     7.4.1. Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

     7.4.2. ERISA Letter. A letter to Seller in form acceptable to purchaser and duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

     7.4.3. Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

     7.4.4. Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

     7.4.5. Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

     Section 7.5. Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

     Section 7.6. Purchase Price. At or before 5:00 p.m.. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

     Section 7.7. Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

     Section 7.8. Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; computer software (to the extent included in Tangible Personal Property); software passwords (to the extent software is included in Tangible Personal Property); and keys.

     Section 7.9. Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

ARTICLE 8
PRORATIONS, DEPOSITS, COMMISSIONS

     Section 8.1. Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

     8.1.1. Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional

Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and PURCHASER SHALL INDEMNIFY SELLER FROM AND AGAINST ANY AND ALL SUCH TAXES, which indemnification obligation shall survive the Closing.

     8.1.2. Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

     8.1.3. Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned within sixty (60) days after Closing on the basis of the period for which the same is payable and if, as and when collected, as follows:

     (d) Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (A) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (B) second, to payment of Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, including, without limitation, the Tenant Receivables described in Section 8.1.3(e) below (collectively, “Unbilled Tenant Receivables”); (C) third, to Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, which amount shall be delivered to Seller; and (D) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease or licensee’s License Agreement) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1.3(d) shall survive the Closing.

     (e) Without limiting the generality of the requirements of Section 8.1.3(d)(B), if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Section 8.1.3(e) shall survive the Closing.

     Section 8.2. Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or to induce a licensee to enter into a License Agreement (collectively, “Leasing Costs”) that accrue prior to Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date. Additionally, as of Closing, Purchaser shall assume Seller’s obligations for (a) Leasing Costs that accrue after Closing with respect to Leases and License Agreements in force as of or prior to the Effective Date, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date.

     Section 8.3. Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

     Section 8.4. Final Adjustment After Closing. If final bills are not available or can not be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

     Section 8.5. Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

     Section 8.6. Commissions. Seller shall be responsible for the payment of a brokerage commission in the aggregate amount of four percent (4%) of the Purchase Price to Broker at Closing (but only in the event of a Closing in strict accordance with this Agreement). Broker may share its commission with any other licensed broker involved in this transaction, including, without limitation, William Gaskin, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, SELLER AND PURCHASER EACH REPRESENT AND WARRANT TO THE OTHER THAT NO REAL ESTATE BROKERAGE COMMISSION IS PAYABLE TO ANY PERSON OR ENTITY IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, AND EACH AGREES TO AND DOES HEREBY INDEMNIFY AND HOLD THE OTHER HARMLESS AGAINST THE PAYMENT OF ANY COMMISSION TO ANY OTHER PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER SELLER OR PURCHASER, AS APPLICABLE. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

     Section 9.1. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

     9.1.1. Organization and Authority. Seller has been duly created, is validly existing, and is in good standing in the State of Texas. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

     9.1.2. Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement or would prevent Seller from performing Seller’s obligations under this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

     9.1.3. Tenant Leases. As of the Effective Date, Exhibit F lists all tenants of the Property. To Seller’s knowledge, the Leases, the Lease Files and/or the Property Documents collectively contain all material written agreements between Seller and the tenant with respect to the occupancy of such tenant under the applicable Lease that would be binding upon Purchaser after closing. Except to the extent disclosed to Purchaser as a part of the Property Documents, (a) Seller has not received any written notice of any material default on the part of Seller as landlord under any of the Leases (to the extent such Leases survive the Closing) that remains uncured as of the date this representation is made, and (b) Seller has not delivered any written notice to a tenant under any of the Leases (to the extent such Leases survive the Closing) of a material default on the part of such tenant that remains uncured as of the date this representation is made.

     9.1.4. Service Contracts and License Agreements. To Seller’s knowledge, the list of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of its delivery. Except to the extent disclosed to Purchaser as a part of the Property Documents, Seller has not received any written notice of any material default on the part of Seller under any of the Service Contracts or License Agreements that remains uncured as of the date this representation is made.

     9.1.5. Notices from Governmental Authorities. To Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

     Section 9.2. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

     9.2.1. Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Texas. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

     9.2.2. Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

     9.2.3. ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), assets of a Plan are not being used to acquire the Property, Purchaser is not a “patty in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     9.2.4. Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

     Section 9.3. Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Thomas B. Martin (“Seller’s Representatives”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the second anniversary of the Closing Date, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $10,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual current knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of

Seller to Purchaser will be limited to $50,000.00. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10
DEFAULT AND REMEDIES

     Section 10.1. Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 or in Exhibit G to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property, and in said event Seller shall not be required to submit such matter to arbitration as contemplated by Exhibit G. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement. IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE, SOLELY BY VIRTUE OF THEIR STATUS AS SUCH, ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. The foregoing shall not limit the liability of any such party that enters onto the Property on behalf of Purchaser or takes any action on behalf of Purchaser hereunder.

     Section 10.2. Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one (1) business day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within four months following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Section 10.3 and Section 10.4 hereof IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

     Section 10.3. Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims asserted by one party against the other arising from a breach of this Agreement, upon final decision in arbitration (or upon final adjudication of a suit to enforce a final award in arbitration) the non-prevailing party shall pay the prevailing party all necessary and reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

     Section 10.4. Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY

     Section 11.1. Disclaimers By Seller. Except as expressly set forth in this Agreement or in any document executed by Seller and delivered to Purchaser at Closing, it is understood and agreed that Seller and Seller’s agents or employees have not made, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, 0) usages of adjoining property, (k) access to the Property or any portion thereof, (1) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

     Section 11.2. Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same- Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

     Section 11.3. Seller Released from Liability. Purchaser acknowledges that it has had the opportunity to inspect the Property following the Effective Date and prior to Closing, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to he specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WANED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

     Section 11.4. “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

     Section 11.5. Indemnity. PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS OF AND FROM ANY AND ALL LIABILITIES, CLAIMS, DEMANDS, AND EXPENSES OF ANY KIND OR NATURE WHICH ARISE OR ACCRUE AFTER CLOSING AND WHICH ARE IN ANY WAY RELATED TO THE OWNERSHIP, MAINTENANCE, OR OPERATION OF THE PROPERTY BY PURCHASER AND ITS SUCCESSORS AND ASSIGNS, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH HAZARDOUS MATERIALS.

     Section 11.6. Survival. The terms and conditions of this Article 11, shall expressly survive the Closing, not merge with the provisions of any Closing documents and shall be incorporated into the Deed.

     Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12
MISCELLANEOUS

     Section 12.1. Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity in which Clark Wilson has an ownership or management interest or is affiliated with, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, (d) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten (10) days prior to Closing, and (e) the requirements in Section 12.17 are satisfied.

     Section 12.2. Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

     Section 12.3. Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

     Section 12.4. Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Texas, without resort to conflicts of law principles.

     Section 12.5. Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

     Section 12.6. Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

     Section 12.7. Time. Time is of the essence in the performance of this Agreement.

     Section 12.8. Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. Notwithstanding the foregoing, after Closing, Purchaser shall have the right to issue a press release announcing the acquisition of the Property and the resulting ownership and control of the Property without Seller’s prior approval provided that such press release does not identify Seller and does not disclose the economic terms hereof.

     Section 12.9. No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” section of this Agreement.

     Section 12.10. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, (d) by facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 12.10, or (e) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

     Section 12.11. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     Section 12.12. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in Austin, Texas.

     Section 12.13. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     Section 12.14. No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1, hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

     Section 12.15. Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

     Section 12.16. Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

     Section 12.17. ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

     Section 12.18. No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

     Section 12.19. Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

     Section 12.20. Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit G attached hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit G attached hereto. The waiver of this Section 12.20 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein or as expressly permitted by Section 10.1 hereof.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
CATALYST DEVELOPMENT II, L.P.
AND
CNW2, INC.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:
CATALYST DEVELOPMENT II, L.P., a Texas limited partnership By: TBMartin Corp., General Partner

Date executed by Seller	By: /s/ Trish Kunz

April 6, 2005	Trish Kunz, Vice President

PURCHASER:
CNW2, INC., a Nevada corporation

Date executed by Seller	By: /s/ Clark N. Wilson

April ___, 2005	Name: Clark N. Wilson

Title: President

JOINDER BY ESCROW AGENT

     Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

INDEPENDENCE TITLE

Date executed by Escrow Agent	By: /s/ Gary M. Heavilin

April ___, 2005	Name: Gary M. Heavilin

Title: Escrow Officer

LIST OF EXHIBITS

Exhibit A     —     Legal Description of Real Property

Exhibit B     —     Special Warranty Deed

Exhibit C     —     Bill of Sale, Assignment and Assumption of Leases and Contracts

Exhibit D     —     FIRPTA Certificate

Exhibit E     —     Notice to Tenants

Exhibit F     —     List of Tenants

Exhibit G     —     Mandatory Arbitration

EXHIBIT A
LEGAL DESCRIPTION

Lot 1, Block A, Laloma at Rob Roy, a subdivision in Travis County, Texas, according to the map or plat of record in Volume 93, Page 380, Plat Records of Travis County, Texas, and locally known as 8121 Bee Cave Road, Austin, Travis County, Texas 78746

EXHIBIT B

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL BY THESE PRESENTS:
COUNTY OF TRAVIS	§

     Catalyst Development II, L.P., a Texas limited partnership (“Grantor”), for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto CNW2, Inc., a Texas corporation (“Grantee”) the tract or parcel of land in Travis County, Texas, described in Exhibit A, together with all rights, titles, and interests appurtenant thereto including, without limitation, Grantor’s interest, if any, in any and all adjacent streets, alleys, rights of way and any adjacent strips and gores (such land and interests are hereinafter collectively referred to as the “Property”).

     This Special Warranty Deed and the conveyance hereinabove set forth is executed by Grantor and accepted by Grantee subject to all easements, restrictions, reservations and covenants now of record and further subject to all matters that a current, accurate survey of the Property would show, together with the matters described in Exhibit B attached hereto and incorporated herein by this reference, to the extent the same are validly existing and applicable to the Property (hereinafter referred to collectively as the “Permitted Exceptions”).

     Grantee acknowledges that Grantee has independently and personally inspected the Property. The Property is hereby conveyed to and accepted by Grantee in its present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.” Notwithstanding anything contained herein to the contrary, it is understood and agreed that Grantor and Grantor’s agents or employees have never made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Grantor’s warranty of title set forth herein), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials (as defined in the purchase and sale agreement, the “Sale Agreement” between Grantor and Grantee) in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (1) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SALE AGREEMENT, GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO GRANTEE, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. GRANTEE IS RELYING ON ITS INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS PARAGRAPH ARE A MATERIAL PART OF THE CONSIDERATION FOR GRANTOR EXECUTING THIS SPECIAL WARRANTY DEED, AND SHALL SURVIVE CLOSING.

     TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the title to the Property unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor but not otherwise, subject to the Permitted Exceptions.

     Grantee’s address is: 2207 Lake Austin Blvd., Austin, Texas 78703.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     EXECUTED as of _________, 2005.

CATALYST DEVELOPMENT II, L.P., a Texas limited partnership
By:	TBMartin Corp., General Partner

By:
Trish Kunz, Vice President

THE STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

     This instrument was acknowledged before me on _________, 2005, by Trish Kunz, known to me by her Texas drivers license, Vice President of TBMartin Corp., a Texas corporation and General Partner of Catalyst Development II, L.P., a Texas limited partnership, on behalf of said entities.

Notary Public, State of Texas

EXHIBIT A

Lot 1, Block A, Laloma at Rob Roy, a subdivision in Travis County, Texas, according to the map or plat of record in Volume 93, Page 380, Plat Records of Travis County, Texas

EXHIBIT B

[Permitted Exceptions]

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

     THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION is made as of the ___ day of ___, 2005, by and between Catalyst Development II, L.P., a Texas limited partnership (“Assignor”), and CNW2, Inc., a Texas corporation (“Assignee”).

RECITALS:

     For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1.    Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

     (a) All right, title and interest of Assignor in and to all tangible personal property (“Personalty”) set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Travis, State of Texas, as more particularly described in Exhibit B attached hereto and made a part hereof (“Real Property”), but excluding tangible personal property owned or leased by Assignor’s property manager or the tenants of the Real Property under the Tenant Leases (as defined below).

     (b) All right, title and interest of Assignor in and to those certain leases described on Exhibit C attached hereto and made a part hereof (the “Tenant Leases”), relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Tenant Leases and not credited or returned to tenants, but subject to all terms, conditions, reservations and limitations set forth in the Tenant Leases.

     (c) To the extent assignable, all right, title and interest of Assignor in and to those certain contracts set forth on Exhibit D attached hereto and made a part hereof, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the “Contracts”).

     (d) All right, title and interest of Assignor in and to those agreements set forth on Exhibit E attached hereto and made a part hereof (the “License Agreements”).

     2.    This Bill of Sale, Assignment and Assumption is given pursuant to that certain Agreement of Purchase and Sale (as amended, the “Purchase Agreement”) dated as of April ___, 2005, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Tenant Leases and the Contracts.

     3.    As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS

EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE TEXAS UNIFORM COMMERCIAL CODE.

     4. Assignee hereby accepts the assignment of the Personalty, the Tenant Leases, the Contracts and the License Agreements and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof. Additionally, but without limiting the generality of the foregoing, Assignee agrees to assume and discharge all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date of the Agreement and those set forth on Exhibit E attached hereto.

     5. ASSIGNEE AGREES TO INDEMNIFY AND HOLD HARMLESS ASSIGNOR FROM ANY COST, LIABILITY, DAMAGE OR EXPENSE (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RELATING TO ASSIGNEE’S FAILURE TO PERFORM ANY OF THE FOREGOING OBLIGATIONS ARISING FROM AND ACCRUING ON OR AFTER THE DATE HEREOF.

     6. ASSIGNOR AGREES TO INDEMNIFY AND HOLD HARMLESS ASSIGNEE FROM ANY COST, LIABILITY, DAMAGE OR EXPENSE (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RELATING TO ASSIGNOR’S FAILURE TO PERFORM ANY OF THE OBLIGATIONS OF ASSIGNOR UNDER THE TENANT LEASES, CONTRACTS OR LICENSE AGREEMENTS, TO THE EXTENT ACCRUING PRIOR TO THE DATE HEREOF.

     7. This Bill of Sale, Assignment and Assumption may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption as of the date first above written.

ASSIGNOR: CATALYST DEVELOPMENT II, L.P., a Texas limited partnership
By:	TBMartin Corp., General Partner

By:

Trish Kunz, Vice President

ASSIGNEE: CNW2, INC., a Nevada corporation

By:	/s/ Clark N. Wilson
Name:	Clark N. Wilson
Title:	President

EXHIBIT D

FIRPTA Certification

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U. S. real property interest by Catalyst Development II, L.P., a Texas limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

     1. The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal
     Revenue Code and Income Tax Regulations);

     2. Transferor’s U.S. taxpayer identification number is 74-2927034; and

     3. Transferor’s office address is: 8121 Bee Cave Road, Suite 105, Austin, Texas 78746.

     Transferor understands that the above information may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, improvement, or both.

     Under penalties of perjury, I declare that I have examined this instrument and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

     This ___ day of ___, 2005.

INDEMNITOR: CATALYST DEVELOPMENT II, L.P., a Texas limited partnership
By:	TBMartin Corp., General Partner

By:
Trish Kunz, Vice President

EXHIBIT E

Notice to Tenant

___, 2005

nFusion, LLC,
8121 Bee Cave Road
Austin, Texas 78746

Re: Lease Agreement dated ___, 2005 (“Lease”) between Catalyst Development II, L.P., as Landlord, and nFusion, LLC, as Tenant

Dear Tenant:

     Effective on the date of this letter, CNW2, Inc. (“New Owner”) has purchased the property located at 8121 Bee Cave Road, Austin, Texas, from Landlord (“Prior Owner”). New Owner has also received an assignment of, and assumed all of Prior Owner’s obligations under, the Lease. New Owner acknowledges that no security deposit has been paid or is owing under the Lease. Effective as of ___, 2005, Tenant is directed to make all payments, and send all notices, under the Lease to New Owner at 2207 Lake Austin Blvd., Austin, Texas 78703.

Very truly yours, New Owner CNW2, INC., a Texas corporation
By:
Name:
Title:

Prior Owner CATALYST DEVELOPMENT II, L.P., a Texas limited partnership
By:	TBMartin Corp., General Partner

By:
Trish Kunz, Vice President

EXHIBIT F
List of Tenants

     nFusion, LLC

EXHIBIT G

Mandatory Arbitration

     Any dispute that the parties are unable to resolve through the procedures, if any, set forth in the Agreement shall be submitted to arbitration in accordance with the following procedures.

     1. Demand for Arbitration; Location. Either party may demand arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that party. The arbitration shall be held before one neutral arbitrator in Travis County, Texas.

     2. Identification of Arbitrator. Within thirty (30) days after the other party’s receipt of such demand, the parties shall mutually determine who the arbitrator will be. If the parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the AAA. In any event, the arbitrator shall have a background in, and knowledge of, commercial office properties, specifically including the contracting for sale and sale thereof, and shall be an appropriate person based on the nature of the dispute. If a person with such industry experience is not available, the arbitrator shall be chosen from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool.

     3. Conduct of Arbitration. The arbitration will be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided herein. However, the arbitration shall be administered by any organization mutually agreed to in writing by the parties. If the parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA under its procedures for large and complex cases. Pending the arbitrator’s determination of the merits of the dispute, either party may apply to any court of competent jurisdiction to seek injunctive or other extraordinary relief.

     4. Scope of Discovery. Discovery shall be limited to the request for and production of documents, depositions and interrogatories. Interrogatories shall be allowed only as follows: a party may request the other party to identify by name, last known address and telephone number (i) all persons having knowledge of facts relevant to the dispute and a brief description of that person’s knowledge; (ii) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the mental impressions and opinions held by the expert; and (iii) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert’s opinions or impressions have been reviewed by an expert witness. All discovery shall be guided by the Texas Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree shall be submitted to the arbitrator for determination.

     5. Authority of Arbitrator. In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas, without resort to conflicts of law principles. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by the Agreement or herein and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement.

     6. Joinder of parties. Each of the parties shall use commercially reasonable efforts to join (and will allow the other party to join) any third party that the parties have agreed is indispensable to the arbitration. If any such third party does not agree to be joined, the arbitration will proceed nonetheless.

     7. Award. The decision of, and award rendered by, the arbitrator shall be determined no more than thirty (30) days after the selection of the arbitrator and shall be final and binding on the parties and shall not be subject to appeal. Judgment on the award may be entered in and enforced by any court of competent jurisdiction. Each party shall bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

     8. Exclusive Remedy. The provisions of this Exhibit will not be construed to prevent a party from (i) seeking a temporary restraining order or injunctive or other equitable relief with respect to a breach (or attempted breach) of the Agreement by the other party, or (ii) instituting litigation or other formal proceedings to the extent necessary (A) to enforce the award of the arbitrator, (B) to avoid the expiration of any applicable limitations period, or (C) to preserve a superior position with respect to other creditors. Except for such matters, the parties agree that the provisions of this Exhibit are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute under, or arising out of, the Agreement.

     9. Continued Performance. Each party agrees to continue performing its obligations under the Agreement during the pendency of any dispute resolution process conducted in accordance with the provisions of this Exhibit, except to the extent the issue in dispute precludes performance (for the avoidance of doubt dispute over payment or an invoice shall be deemed not to preclude performance of a party’s obligations under the Agreement).